FACE OF NOTE
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR INDIVIDUAL NOTES REGISTERED IN THE NAMES OF PARTICIPANTS IN DTC, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC OR BY A NOMINEE OF DTC TO DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

NO. 01 $400,000,000

S&P GLOBAL INC.
6.550% Note due 2037
CUSIP NO. 78409V AB0
ISIN NO. US78409VAB09

S&P Global Inc., a New York corporation (such corporation or any successor under the Indenture referred to on the reverse hereof being called the “Company”) promises to pay to Cede & Co. or its registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on November 15, 2037, at the office or agency of the Company in the Borough of Manhattan, the City and State of New York.

Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15, beginning May 15, 2008
Record Dates:	April 30 and October 31
Additional provisions of this Note are set forth on the other side of this Note.

Dated: November 2, 2007

S&P GLOBAL INC.

By
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
The Bank of New York, as Trustee,
By:
Authorized Signatory
Dated:

REVERSE SIDE OF NOTE
S&P GLOBAL INC.
6.550% Note due 2037
This Note (as defined below) is one of the duly authorized issue of senior notes (hereinafter called the “Debt Securities”) of the Company of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture dated as of November 2, 2007 (the “Indenture”) between the Company and The Bank of New York, as Trustee (herein called the “Trustee”), to which reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, and any agent of the Trustee, any Paying Agent, the Company and the Holders of the Debt Securities, and the terms upon which the Debt Securities are issued and may be authenticated and delivered.
The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may have different exchange provisions (if any), may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of the series of Debt Securities of the Company issued pursuant to the Indenture designated as the 6.550% Notes due 2037 (the “Notes”), initially limited in aggregate principal amount to $400,000,000. The Company may, without the consent of the Holders of the Notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, constitute a single series of the Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.
The Company promises to pay interest from November 2, 2007, on the principal amount of this Note semi-annually on May 15 and November 15 of each year beginning May 15, 2008 at the office or agency of the Company in the Borough of Manhattan, The City of New York, in like coin or currency, at the rate per annum specified in the title hereof. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If interest or principal on this Note is payable on a Saturday, Sunday or any other day when banks are not open for business in the The City of New York, the Company will make the payment on the next business day, and no interest will accrue as a result of the delay in payment.
The interest so payable, and punctually paid or duly provided for, on any May 15 or October 15 will, except as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the April 30 or October 31 next preceding the interest payment date (herein called the “Regular Record Date”) whether or not a Business Day, and may, at the option of the Company, be paid by check mailed to the registered address of such Person. Any such interest which is payable, but is not so punctually paid or duly provided for, shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid either to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, if such manner of payment shall be deemed practicable by the Trustee, all as more fully provided in the Indenture.
Initially, the Trustee will be the Paying Agent and Registrar with respect to this Note. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Registrar, to appoint additional or other Paying Agents and other Registrars and to approve any change in the office through which any Paying Agent or Registrar acts; provided that there will at all times be a Paying Agent in The City of New York.
The Notes will be redeemable at any time and from time to time, as a whole or in part, at the option of the Company, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the Notes to be redeemed, at respective redemption prices equal to the greater of (i) 100% of the principal amount of the Notes then outstanding to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, exclusive of interest accrued to the Redemption Date, discounted to the Redemption Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest to the Redemption Date (such redemption price, the “Redemption Price”).

On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price, and accrued interest. On or before the redemption date, the Company shall deposit with a paying agent, or the Trustee, money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on such date. If the Company elects to redeem less than all of the Notes of a series, then the Trustee will select the particular Notes of such series to be redeemed by such method as the Trustee deems fair and appropriate.
If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes and all accrued interest thereon may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.
Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Article Eleven of the Indenture, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes pursuant to a Change of Control Offer at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, pursuant to and in accordance with Article Twelve of the Indenture.
The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Debt Securities of each series under the Indenture with the consent of the Holders of not less than a majority in principal amount of the Debt Securities at the time Outstanding of all Series to be affected thereby (acting as one class). The Indenture also permits the Holders of a majority in principal amount of the Debt Securities at the time Outstanding of each series on behalf of the Holders of all Debt Securities of such series to waive compliance by the Company with certain provisions of the Indenture and certain past defaults and their consequences with respect to such series under the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and any premium of and any interest on this Note at the place, rate and respective times and in the coin or currency prescribed herein and in the Indenture.
As provided in the Indenture and subject to the satisfaction of certain conditions therein set forth, including the deposit of certain trust funds in trust, at the Company’s option, either (i) the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and the obligations under, the Debt Securities of any series and to have satisfied all the obligations (with certain exceptions) under the Indenture relating to the Debt Securities of such series or (ii) the Company shall cease to be under any obligation to comply with any term, provision or condition of certain restrictive covenants or provisions set forth in any additions or changes to or deletions from covenants and Events of Default with respect to the Debt Securities of such series.
The Notes are issuable in registered form without coupons, in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of thereof. Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company in the Borough of Manhattan, The City of New York, and in the manner and subject to the limitations provided in the Indenture.
Upon due presentment for registration of transfer of this Note at the office or agency of the Company in the Borough of Manhattan, The City of New York, a new Note or Notes of authorized denominations for a like aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.
Subject to the provisions of the Indenture, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Note shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.
The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to S&P Global Inc., 55 Water Street, New York, New York 10041, Attention: Corporate Secretary.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ______________________agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the other side of this Note)